November 26, 2018

Terry Hester
Executive Vice President and Chief Financial Officer
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, GA 31750

       Re: Colony Bankcorp, Inc.
           Registration Statement on Form S-3
           Filed November 16, 2018
           File No. 333-228440

Dear Mr. Hester:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact David Lin, Staff Attorney, at (202) 551-3552 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Financial
Services